Exhibit 31.2

ABS ANNUAL REPORT BACKUP CERTIFICATION

Reference is made to the Trust Agreement, between MS Structured Asset Corp., as Depositor and U.S. Bank National Association, as Trustee, as successor-in-interest to Bank of America, National Association, as Trustee, as successor by merger to LaSalle Bank National Association, as Trustee, for TILES Trust No. 2006-1, dated February 15, 2006, together with Schedules I, II and III attached thereto, and the Standard Terms for Trust Agreements, between MS Structured Asset Corp., as Depositor and U.S. Bank National Association, as Trustee, as successor-in-interest to Bank of America, National Association, as Trustee, as successor by merger to LaSalle Bank National Association, as Trustee dated March 5, 2003. Capitalized terms used herein and not defined shall have the meanings defined in the Trust Agreement and the Standard Terms for Trust Agreements.

In connection with the preparation and delivery of the annual report on Form 10-K of MS Structured Asset Corp. on behalf of TILES Trust No. 2006-1 for the fiscal year ending December 31, 2019 (“Fiscal Year”) and the certifications given by Joshua Schanzer with respect thereto, the undersigned hereby certifies that she is a duly elected Senior Vice President of U.S. Bank National Association (the “Trustee”) and further certifies in her capacity as such as follows:

1.	U.S. Bank National Association has prepared all reports to Unitholders with respect to each distribution date for TILES Trust No. 2006-1 and, if permitted under the applicable rules and regulations of the Securities Exchange Commission and the procedures with respect thereto that have been mutually agreed upon by MS Structured Asset Corp. and U.S. Bank National Association, has filed a copy of such reports on Form 10-D for the months listed on Exhibit A hereto;
2.	I (or officers under my supervision) have reviewed the reports on Form 10-D containing the reports to Unitholders included on Exhibit A filed in respect of periods included in the Fiscal Year covered by the annual report of MS Structured Asset Corp. on behalf of TILES Trust No. 2006-1;
3.	I am familiar with the operations of U.S. Bank National Association with respect to the TILES Trust No. 2006-1 and the requirements imposed by the Trust Agreement;
4.	Based on my knowledge, the information in the reports to Unitholders, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading as of the date that the distribution information was filed on Form 10-D;
5.	Based on my knowledge, the information required to be provided under the Trust Agreement, for inclusion in the reports to Unitholders, is included in the reports to Unitholders;
6.	Based on my knowledge, and except as disclosed in the reports to Unitholders, the Trustee has fulfilled its obligations under the Trust Agreement in all material respects;

7.	Based on my knowledge, and except as disclosed in the reports to Unitholders, there are no material legal proceedings with respect to the trust, involving the trust or U.S. Bank National Association as Trustee.

U.S. Bank National Association as successor-in-interest to Bank of America, National Association as successor by merger to LaSalle Bank National Association, as Trustee

By: /s/ Kimberly O. Jacobs

Name: Kimberly O. Jacobs

Title: Senior Vice President

Date: February 21, 2020

Exhibit A

TILES Trust No.:	Closing Date	Payment Dates	Form 10-D Filing Dates
2006-1	February 15, 2006	February 15, 2019 August 15, 2019	February 28, 2019 August 21, 2019